SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 29, 2007

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-6622	53-0261100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland	20852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 984-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2007, Washington Real Estate Investment Trust (“WRIT”) entered into an unsecured revolving credit facility with a syndicate of banks, with SunTrust Bank as agent. The facility has a committed capacity of $75 million and a maturity date of June 29, 2011. This facility has been guaranteed by all of WRIT’s subsidiaries (excluding those subsidiaries that are the owners of properties subject to securitized real estate loans and are therefore not permitted to execute guaranties of WRIT’s indebtedness).

The $75 million facility replaces WRIT’s unsecured revolving credit facility with SunTrust Bank, which had a committed capacity of $70 million and a maturity date of July 25, 2008. WRIT has the option to further increase the capacity under the new facility up to $200 million from $75 million to the extent banks (from the syndicate or otherwise) agree to provide the additional commitment. In addition, subject to the payment of an extension fee equal to 0.15% of the $75 million committed capacity, WRIT has the ability to extend the maturity date of the facility for an additional one-year period to June 29, 2012. Under the new facility, WRIT can obtain letters of credit up to $15 million and swingline loans (payable on demand) up to $15 million.

Syndicated revolving borrowings under the new facility will bear interest at WRIT’s option of LIBOR plus 0.375% or SunTrust Bank’s prime rate. Fees for letters of credit issued under the facility are equal to the spread over LIBOR for syndicated borrowings plus 0.125%. Swingline borrowings under the new facility will bear interest at SunTrust Bank’s prime rate. In addition, WRIT pays a facility fee currently equal to 0.125% of the $75 million committed capacity, without regard to usage. The spread over LIBOR or SunTrust Bank’s prime rate for syndicated revolving borrowings, the facility fee, the letter of credit fee and the spread over SunTrust Bank’s prime rate for swingline loans may be adjusted up or down based on changes in WRIT’s senior unsecured credit ratings. There are four stated pricing levels for (1) the spread over LIBOR for syndicated revolving borrowings, which ranges from 0.375% to 1.00%, and (2) the facility fee, which range from 0.125% to 0.25%.

The credit facility contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of facility. WRIT’s ability to borrow under the facility is subject to WRIT’s compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis. The principal financial covenants affecting WRIT’s leverage under this facility are (1) tangible net worth must be at least $350 million plus 80% of all equity WRIT has issued after March 31, 2007; (2) total indebtedness must not exceed 60% of total assets; (3) secured debt must not exceed 35% of total assets; (4) earnings before interest, taxes, depreciation and amortization (“EBITDA”) must be at least 175% of fixed charges; (4) net operating income from un-mortgaged assets that have a minimum occupancy of 80% must be at least 167% of unsecured indebtedness; (5) the average (weighted on an economic basis) occupancy of un-mortgaged properties must be at least 80%; (6) not more than 30% of total assets may be unimproved real estate, mortgage notes, total budgeted costs for development properties and major redevelopment properties and certain other non-real estate assets; and (7) not more than 15% of total assets may be owned by non-wholly owned subsidiaries. For the purposes of these covenants, total assets is calculated primarily as the sum of (a) WRIT’s annual EBITDA capitalized at 7.75% disregarding any properties acquired or disposed of during the applicable period, (b) cash, cash equivalents (excluding tenant deposits and other restricted cash and cash equivalents) and readily marketable securities, (c) the current book value of construction in process and (d) the contractual purchase price of properties acquired during the applicable period.

The credit facility contains cross default provisions with WRIT’s other material indebtedness.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is filed with this report on Form 8-K:

Exhibit No.	Description
4.1	Credit Agreement dated as of June 29, 2007 by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, and SunTrust Bank as agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST
(Registrant)

By:	/s/ Sara Grootwassink
(Signature)

Sara Grootwassink
Chief Financial Officer

July 6, 2007

Exhibit Index

Exhibit No.	Description
4.1	Credit Agreement dated as of June 29, 2007 by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, and SunTrust Bank as agent